                                                                    EXHIBIT 12.1


              RACI HOLDING, INC. AND REMINGTON ARMS COMPANY, INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                    Remington                              Sporting Goods Business
                                      ------------------------------------------    ---------------------------------------
                                                Year Ended            One Month       Eleven Months        Year Ended
                                               December 31,             Ended            Ended            December 31,
                                      ---------------------------      Dec. 31,         Nov. 30,         ---------------
                                      1996        1995      1994        1993             1993                 1992
                                      -----       -----     -----       ----             ----                 ----
Earnings:
---------
  Net Income (Loss)                   $(13.8)     $11.5     $ 9.4       $(2.3)           $(72.7)              $12.0
  Add:
      Income Taxes                      (7.0)       8.5       6.4        (1.3)              0.6                 7.1
        Interest Expense (a)            25.1       21.5      20.6         1.5               5.3                 6.8
        Portion of Rents
          Representative of
          Interest Factor                0.3        0.3       0.3         0.0               0.4                 0.4
                                       -----      -----     -----       -----             -----               -----
                                       $ 4.6      $41.8     $36.7       $(2.1)           $(66.4)              $26.3
                                       =====      =====     =====       ======           =======              ======

Fixed Charges:
--------------
  Interest Expense (a)                  25.1      $21.5     $20.6       $ 1.5            $  5.3               $ 6.8
  Capitalized Interest                   0.2         -         -           -                 -                  0.1
  Portion of Rents
    Representative of
    Interest Factor                      0.3        0.3       0.3         0.0               0.4                 0.4
                                       -----      -----     -----       -----            ------               -----
                                        25.6      $21.8     $20.9       $ 1.5            $  5.7               $ 7.3
                                       =====      =====     =====       =====            ======               =====
Ratio of Earnings to Fixed
  Charges                                0.2x       1.9x      1.8x         -                 -                  3.6x


------------------

(a) Includes amortization of discount on indebtedness and excludes capitalized interest.